Exhibit 5.1

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, Massachusetts 02110-1726

Tel. +1.617.341.7700

Fax: +1.617.341.7701

www.morganlewis.com

July 11, 2019

Leap Therapeutics, Inc.

47 Thorndike Street, Suite B1-1

Cambridge, MA

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated July 11, 2019 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-223419 (the “Registration Statement”) filed by Leap Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale and issuance of 571,429 shares of the Company’s common stock (the “Shares”), pursuant to that certain Purchase Agreement, dated July 11, 2019 (the “Purchase Agreement”), by and between the Company and Lincoln Park Capital Fund, LLC.  The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated March 16, 2018 (together with the Prospectus Supplement, the “Prospectus”). The Purchase Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

As counsel to the Company, we have reviewed the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of public officials, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal capacity and competence of each individual executing any document.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefor as contemplated by the Purchase Agreement, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on July 11, 2019 (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP